Exhibit 99.1


INTERNATIONAL WIRE GROUP, INC. SELLS ITS U.S. INSULATED WIRE OPERATIONS

St. Louis--(Business Wire)--December 2, 2005 - International Wire Group, Inc. (ITWG. PK), announced today the sale and lease of selected assets of its U.S. insulated wire manufacturing facilities and distribution center to Copperfield LLC, headquartered in Bremen, Indiana. Proceeds from the transaction and collections from existing trade receivables will be used to reduce amounts outstanding under our senior revolving credit facility and for general corporate purposes. The Company's foreign insulated wire operations located in Durango, Mexico and Cebu, Philippines will be unaffected by the transaction.

Rodney D. Kent, Chief Executive Officer, stated "In addition to strengthening our balance sheet, this transaction will help facilitate our continued focus on growing key areas within our core bare wire markets". Mr. Kent added "the Company's Board of Directors has asked Rothschild Inc. (who facilitated the announced transaction) to assist the Board in evaluating strategic alternatives for the remaining foreign insulated wire operations."

International Wire Group, Inc is a manufacturer and marketer of wire products, including bare and tin-plated copper wire and insulated copper wire products, for other wire suppliers and original equipment manufacturers or "OEMs". Their products include a broad spectrum of copper wire configurations and gauges with a variety of electrical and conductive characteristics and are utilized by a wide variety of customers primarily in the appliance, automotive, electronics and data communications, and industrial/energy industries. The Company manufactures and distributes its products at 15 facilities located in the United States, Mexico, France, Italy and the Philippines.


         FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY

Certain statements in this report may constitute "forward-looking" statements within the meaning of the Private Litigation Reform Act of 1995. Words such as "expects," "intends," "plans," "projects," "believes," "estimates," and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the continued operation, viability and growth of customers, production rate increases and decreases, acquisition and divestiture plans, and other cost-reduction and productivity efforts; an adverse development in rating agency credit ratings or assessments; performance issues with key suppliers, subcontractors and customers; global trade policies; worldwide political stability; domestic and international economic conditions; price escalation;


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legal and investigatory proceedings; and other economic, political and technological risks and uncertainties.


Contact:

International Wire Group, Inc.
Glenn J. Holler
Senior Vice President and CFO
314-719-1000

Rothschild Inc.
Homer Parkhill
Director
212-403-3677


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